EXHIBIT 10.11

330 S. Cleveland St. Cambridge, MN 55008 P: 763 689-3636 F: 763 689-3660

Gold Energy LLC.	8/26/05
This document serves as the service agreement between US Water Services / Utility Chemical Inc and Gold Energy LLC. Signing the service agreement shows the customers intent to utilize US Water Services as the water treatment supplier. Signing the LOI will allow US Water Service to commit to the necessary resources and equipment
If US Water Services satisfactorily performs the engineering services and analytical support work required during the design build process as detailed in appendix A with a value of over $100,000 if purchased through an outside consulting engineering company. US Water Services will expect to partner with Gold Energy LLC for long term water treatment chemicals and services. Appendix C shows the standard water treatment services agreement we will present when all the water and equipment information is know. If US Water Services does not satisfactorily perform the services detailed in appendix A, the customer has no obligation to continue to utilize our services.
We would like a level of commitment from Gold Energy LLC to show that the intention to utilize US Water Services at the water treatment company is a valid assumption. U.S. Water Services/Utility Chemical is committing to be competitive with other suppliers of similar services and equipment. Appendix B details the chemicals and support products that make up the service agreement. All of the products and services listed are directly related to water treatment.
Printed Name

/s/ L.O. Nesvig [Handwritten: Gold Energy LLC Chairman 8/26/05
Printed Name, Title, Date
[Handwritten: L.O. Nesvig

/s/ Allan J.Bly
Allan J. Bly
President U.S.Water Services Utility Chemical
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330 S. Cleveland St. Cambridge, MN 55008 P: 763 689-3636 F: 763 689-3660
Appendix A
The below services are essential to the design, construction and operation of a new ethanol plant. These services can take up to 500 engineering hours to complete depending on the complexity of the water and environmental discharge and capital equipment. The services shall be provided throughout the scope of the project including but not limited to the detailed listing below. The value of the services and products supplied as part of this agreement have a market value of $78,000 if purchased separately from other engineering and environmental services companies. The valuation of our services are based upon a labor rate of $150.00/engineering hour, plus materials, equipment and other expenses. As part of this agreement US Water Services agrees to perform the below services at no charge as part of an overall agreement to provide the chemicals and water treatment equipment for construction and operation.

Project Feasibility and Conceptual Design Stage	Value $6,500
•	Work with site representatives to identify water source
•	Aid in sampling by sending water sampling kit and/or technical representative
•	Provide laboratory services and test water for contaminants
•	Provide detailed cost analysis of the water source impact on water treatment capital equipment
•	Provide cost analysis of capital water treatment costs versus operational costs to provide best options
•	Evaluate “Return on Investment” options by computer modeling
•	Provide budget guidelines for chemicals, capital water treatment equipment and chemical control and feed equipment
•	Work with permitting agencies to determine water source impact on discharge
•	Provide waste discharge profile to waste permitting agencies
•	Meet with and work with waste permitting agencies to help guide permit through the process

Detailed Engineering Stage	Value $10,500
•	Design/review chemical feed systems to insure chemical compatibility, safety and control of system
•	Provide drawings of chemical feed system
•	Provide P&ID’s of capital water treatment equipment layout
•	Design operator testing program and make recommendations of test equipment needed
•	Meet with engineering design, installation and site personnel to coordinate all aspects of water treatment
•	Review water balances for water reuse opportunities.
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330 S. Cleveland St. Cambridge, MN 55008 P: 763 689-3636 F: 763 689-3660
•	Provide optimum chemistries to reduce operating costs prolong equipment life and meet discharge limitations.
•	Integrate the water treatment equipment with system operating system to provide monitoring and control from central point

Construction Stage	Value $36,000
•	Develop and provide Operation Manuals for equipment, chemicals and control equipment
•	Develop cleaning procedures to boiler and cooling system start up
•	Develop operator training program
•	Develop Legionella Risk Assessment to minimize liability of Legionnaire’s disease
•	Work with installers to optimize the equipment installation
•	Provide all necessary stainless steel chemical totes, level gauges and chemical manifolds
•	Provide on site guidance to contractor to ensure proper installation of water treatment equipment and systems.

Commissioning and Startup Stage	Value $25,000
•	Start up capital water treatment equipment and document conformance to operating specifications
✓	Systems covered: RO, RO CIP, Tower controller, Boiler controller, water works PC
•	Provide products and instructions to assure successful cleaning and pretreatment of equipment
•	Conduct Supervisor and Operator Training
•	Provide 14 days of on-site service by trained service engineer throughout start up period. Time will start either the weekend before grind and continue for 14 days or it will begin the day of grind and continue for 14 days.
•	Start up chemical feed systems
•	Test chemistries and control equipment to assure that specifications are meet.
•	Confirm and document discharge chemistries meet discharge permits

Operating Stage (Included in service agreement)	Value $6,500
•	Provide service technician a minimum of monthly or as agree upon with plant
•	Test water systems and equipment performance during service visits
•	Provide written evaluation of equipment operating conditions
•	Plant shut down support (boroscope)
•	Boiler inspections and visual documentation of equipment condition
•	If required, help with environmental permit paperwork
•	Measure benchmarks for operating equipment such as boilers, RO’s, softeners and cooling systems
www.uswaterservices.com
Registered to iso 9001

330 S. Cleveland St. Cambridge, MN 55008 P: 763 689-3636 F: 763 689-3660
•	Provide corrosion prevention data
•	Provide bacteria and Legionella prevention assessment
•	Inspect equipment and document physical condition
•	Provide “Return on Investment” recommendations
•	Provide emergency response to problems
•	Update Operations Manual
•	Provide continuous training program for operators
•	Make recommendations on capital water treatment equipment
•	Provide laboratory analysis of water systems as needed to assure program success
•	Provide all “Yeast Friendly”, non sodium based chemicals for boiler systems
•	Provide environmentally acceptable non oxidizing biocide chemicals for cooling system
•	Provide environmentally acceptable scale and corrosion inhibitor
•	Provide site specific scale and fouling operational chemical for reverse osmosis
•	Provide specialty cleaning chemicals for the boiler, tower and reverse osmosis system. (not included on service agreement)
•	Provide all testing reagents and reagent dispensing equipment
•	Provide quarterly corrosion coupon studies.
www.uswaterservices.com
Registered to iso 9001

330 S. Cleveland St. Cambridge, MN 55008 P: 763 689-3636 F: 763 689-3660
Appendix B
Boiler:

BWT-103-L Plus
Boiler MP Plus
RLT-35
BWT 200B
Cooling Tower:

CWT-530
Biotrol 509
RO Products

RO-502
Chemicals and equipment not specifically listed above are excluded from not to exceed annual cost estimate.
The following chemicals will be required as part of the water treatment program, but estimating annual usage is very difficult. As such, these products will be purchased when ordered. The list includes but is not limited to:
RO cleaners
ROC 20
ROC 50 plus
Sulfuric acid
Chlorine
Process chemicals
Start up cleaning chemicals \
Tower Clean 819,
Boil out
www.uswaterservices.com
Registered to iso 9001

330 S. Cleveland St. Cambridge, MN 55008 P: 763 689-3636 F: 763 689-3660
Appendix C
U.S. Water Services Agreement

Term
U.S. Water Services agrees to provide the necessary water treatment chemicals, service program and for a period of three years from the startup of the plant which is expected to be approximately                     .
Investment
Customer agrees to pay U.S. Water Services:

☐	$ annually for specialty water treatment chemicals and testing reagents (schedule A-1). The annual amount is based on nameplate ethanol production of 40 million gallons per year.

☐	$ 10,000 One time fee for Waterworks. (schedule B-1) details the components and function of the “Waterworks” automation and equipment upgrade package.

☐	$ for RO equipment maintenance and support including start up fees and installation costs associated with commissioning the necessary capital equipment.
The payments will be made in monthly installments of $                      according to invoices generated by U.S. Water Services. State and local taxes will be added to each invoice unless a tax exemption is on file with U.S. Water Services. This agreement will automatically renew each year. Price increases may be taken on the anniversary date of the contract provided that a 30-day notice of the increase is provided to the customer.
www.uswaterservices.com
Registered to iso 9001

330 S. Cleveland St. Cambridge, MN 55008 P: 763 689-3636 F: 763 689-3660
Not To Exceed Costs for Chemicals
U.S. Water Services agrees to limit the annual chemical cost for the specialty water treatment chemicals in schedule A-1 to a maximum of                     ,provided the chemicals are applied within the recommended limits specified by U.S. Water Services. The not to exceed cost does not include start up cleaning chemicals, RO cleaners, consumables such as filters or replacement parts. If annual production and water usage are above nameplate design the customer maybe billed at a rate of $                    / 1 million gallons additional ethanol production. Nameplate design and water efficiencies are stated below. Operational variances from the design basis below may result in additional charges. Charges will be reconciled at the end of every quarter. All efficiencies are based on a quarterly average.
•	Cooling tower makeup does not exceed ___million gallons

•	Cooling tower average cycles maintains over ___cycles of concentration

•	Boiler condensate return is maintained above 78%

•	Boiler Steam load averages 81,000 pounds per hour

•	Boiler makeup averages 39 gallons per minute of RO water.

•	Make up water quality remains similar to the test well quality.
Termination
The customer or U.S. Water Services may terminate the chemical and service agreement with 30 days written notice. If the customer terminates the chemical and service agreement, outstanding equipment balances owed, if any, bundled discounts taken must be paid in full prior to termination. In addition, all remaining opened chemical inventory that is part of this agreement, (Schedule B-1) must be purchased prior to termination. U.S. Water Services owned equipment such as chemical tanks, shall be returned within 30 days of termination date. If U.S. Water Services terminates the chemical and service agreement, the customer has the choice of continuing to pay equipment installments per the installment schedule or may pay the outstanding amount in full. All equipment warranties are per the original equipment manufacturer warranty. Any repair or replacement of the provided equipment shall be the responsibility of the customer outside of the warranty period.
The customer and U.S. Water Services agree that the results of any water treatment program depend on the diligent application of the water treatment program and the proper operation of the operating equipment. U.S. Water Services will not be responsible for any failure, caused in whole or part, by the customer not implementing or following recommendations made by U.S. Water Services personnel. Under no
www.uswaterservices.com
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330 S. Cleveland St. Cambridge, MN 55008 P: 763 689-3636 F: 763 689-3660
circumstances shall U.S. Water Services or the customer be liable to the other for incidental or consequential damages.
Customer: [Handwritten: Gold Energy, LLC

By:
(Signature, Date)

(Printed Name)

Title:

Tax Exempt: Yes __ No X
www.uswaterservices.com
Registered to iso 9001